SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           BLIMPIE INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4) Proposed maximum aggregate value of transaction (Set forth the amount on which the filing fee is calculated and state how it was determined):

      5)    Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Number:
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     4)   Date Filed:

[Logo of Blimpie International, Inc.]

                                                                February 8, 2000

TO OUR SHAREHOLDERS:

      You are cordially invited to attend our Annual Meeting of Shareholders for the fiscal year ending June 30, 2000 which will be held on Monday, March 20, 2000 at 9:30 A.M., local time, at the offices of Hall Dickler Kent Friedman &Wood, LLP, 909 Third Avenue, New York, New York 10022, on the 27th Floor.

      At this meeting, you will be asked to consider and vote upon the election of six (6) directors who will serve until the annual meeting to be held in December 2000; and to ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2000.

      The accompanying Notice of Annual Meeting and Proxy Statement set forth in detail the business intended to be transacted. Time will be made available for a discussion of these items as well as for other questions about the business affairs of the Company.

      If you are unable to join us at the meeting it is very important that you be represented by proxy. Therefore, please take a moment to sign, date, and return your proxy in the enclosed envelope. If you do not have a proxy, please call your broker or the Company, and ask that a proxy be mailed to you. Your cooperation in mailing your proxy promptly will not only be greatly appreciated; it will also result in a significant benefit to the Company.

                                           Sincerely yours,


                                           ANTHONY P. CONZA
                                           Chairman and Chief Executive Officer

                           BLIMPIE INTERNATIONAL, INC.
                                  740 BROADWAY
                            NEW YORK, NEW YORK 10003

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held Monday, March 20, 2000

                                 ---------------

--------------------------------------------------------------------------------

To The Holders Of Common Stock Of
   BLIMPIE INTERNATIONAL, INC.

      The Annual Meeting of the holders of the Common Stock of Blimpie International, Inc. (the 'Company') will be held at the offices of Hall Dickler Kent Friedman & Wood, LLP, 909 Third Avenue, New York, New York 10022, on the 27th Floor, on Monday, March 20, 2000 at 9:30 A.M., local time, for the following purposes:

            1. To elect six (6) persons to serve as directors of the Company until the Annual Meeting to be held in December 2000 for the fiscal year ending June 30, 2001;

            2. To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2000; and

            3. To transact such other business as may properly come before the meeting.

      Only holders of record of the Company's Common Stock at the close of business on January 21, 2000, are entitled to notice of or to vote at this meeting and any adjournment or adjournments thereof. Shareholders are entitled to vote upon all business as may properly be presented for consideration at the meeting.

                                        By Order of the Board of Directors


                                        CHARLES G. LEANESS,
                                        Secretary

New York, New York
February 8, 2000

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. THIS IS IMPORTANT FOR THE PURPOSE OF ENSURING A QUORUM AT THE MEETING.

                                 PROXY STATEMENT
                           BLIMPIE INTERNATIONAL, INC.
                                  740 BROADWAY
                            NEW YORK, NEW YORK 10003

                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                    FOR THE FISCAL YEAR ENDING JUNE 30, 2000

                                 ---------------

                             SOLICITATION OF PROXIES

      The enclosed proxy is solicited by the Board of Directors of Blimpie International, Inc. (the 'Company') for use at the Annual Meeting of Shareholders to be held March 20, 2000, and at any adjournment or adjournments thereof (the 'Annual Meeting'). A proxy may be revoked by notice in writing to the Secretary at any time prior to the exercise thereof. Each valid proxy received in time will be voted at the Annual meeting, and, if a choice is specified on the proxy, it will be voted in accordance with such specifications. If no such specification is made, the persons named in the accompanying proxy have advised the Company of their intention to vote the shares represented by the proxies received by them (i) in favor of the election as directors, the persons named in the proxy as nominees for directors; (ii) in favor of ratifying the selection of Ernst & Young LLP, as the Company's independent accountants for the fiscal year ending June 30, 2000; and (iii) in accordance with their best judgment on any other matters that may come before the meeting.

      The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses in sending proxy material to their principals, will be borne by the Company. The Company's transfer agent, Registrar and Transfer Company, is assisting the Company in the solicitation of proxies from brokers, banks, institutions and other fiduciaries by mail, and will charge the Company its customary fee therefor plus out-of-pocket expenses which, in the aggregate, are estimated to be less than $5,000. In addition, proxies may be solicited by officers of the Company by mail, in person or by telephone, telegraph or telex. It is anticipated that on or about February 8, 2000, this proxy statement and the enclosed form of proxy will be mailed to shareholders.

      The outstanding voting securities of the Company on January 21, 2000 (the 'Record Date') consisted of 9,498,126 shares of Common Stock, $.01 par value (the 'Common Stock'). Only shareholders of record at the close of business on the Record Date are entitled to notice of or to vote at the Annual Meeting.

      Each share of Common Stock is entitled to one vote with respect to each proposal which shall properly come before the Annual Meeting for consideration by the shareholders. The holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in person or by proxy to constitute a quorum.

                    PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

      Six directors are to be elected at the meeting to hold office until the Annual Meeting to be held in December 2000 for the fiscal year ending June 30, 2001, and until their respective successors have been elected and qualified.

      The persons named as proxies intend (unless authority is withheld) to vote for the election of the persons hereinafter named as directors for terms expiring in 2000 upon their nomination for such office at the Annual Meeting. The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting is required for election of each director.

      If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board. The Board has no reason to believe any of the nominees will be unable to serve if elected.

      The Board Of Directors recommends a vote FOR each of the nominees for election as directors.

Pertinent information concerning the nominees for directors follows:

Nominees For Election As Directors

      Anthony P. Conza, Age 59

            Mr. Anthony P. Conza, together with two individuals who are not affiliated with us, originally created the Blimpie concept in 1964. He is one of the original founders of the Blimpie outlet chain, and is one of our co-founders. He has been Chairman of our Board of Directors, and our President and Chief Executive Officer since we commenced business operations in 1977. In 1992, the "Entrepreneur of the Year" for New York, an award sponsored by Ernst & Young, Merrill Lynch and Inc. Magazine, was presented to Mr. Conza. In the same year, he was also named Chain Operator of the Year by the New York State Restaurant Association. He is a member of the Board of the Jose Limon Dance Company, a member of the Board of Governors of The Boys & Girls Clubs of America and he serves on the Dean's Council at Harvard University's JFK School of Government. Mr. Conza is the brother of Joseph A. Conza, the brother-in-law of Patrick Pompeo and the father-in-law of Joseph Morgan.

      David L. Siegel, Age 55

            Mr. Siegel, one of our co-founders, served as our Executive Vice President and General Counsel and as a member of our Board of Directors since our formation in 1977. In September 1995, he was appointed as our Vice Chairman of the Board, Chief Operating Officer and General Counsel. He also served as our Treasurer from 1977 until January, 1991. He is also a practicing attorney in the City of New York. Mr. Siegel received a Bachelor of Arts degree in 1965 from Marietta College, a Juris Doctor Degree in 1968 from New York University School of Law and a Master of Laws Degree in 1970 from New York University School of Law. During the past five years, Mr. Siegel has also served as an officer of each of our leasing subsidiaries.

      Patrick J. Pompeo, Age 60

            Mr. Pompeo has served as a director and Senior Vice President in charge of operations since the time of commencement of our business operations in 1977. In September 1995, he became Executive Vice President of Research Development and Procurement. Mr. Pompeo was employed for 16 years as a floor supervisor by E.F. Hutton & Co., the former New York Stock Exchange member firm. Mr. Pompeo is also a principal shareholder, officer and director of Georgia Enterprises, Inc., our Subfranchisor for the State of Georgia. Mr. Pompeo is the brother-in-law of Anthony Conza.

      Charles G. Leaness, Age 49

            Mr. Leaness has been a member of our Board of Directors since we commenced business operations, and served as our Senior Vice President-Corporate Counsel for more than the past five years. He was appointed Chief Executive Officer of Maui Tacos International, Inc. in February 1999. In September, 1995, he was appointed as one of our Executive Vice Presidents. Mr. Leaness is also a principal shareholder, officer and director of Llewellyn Distributors, Inc., our Blimpie Subfranchisor for a part of New Jersey, and of Manhattan Maui, Inc., our subfranchisor for Maui Tacos for the County of New York in New York State. Mr. Leaness received a Bachelor of Arts degree from Tulane University in 1972 and a Juris Doctor degree from New York Law School in 1982. Mr. Leaness is a practicing attorney in New York State. He currently serves as Director of the New York State Restaurant Association and is

President of the New York City Chapter. Mr. Leaness also serves on the Board of Directors of the International Franchise Association (IFA).

      Alvin Katz, Age 69

            Mr. Katz was appointed to our Board of Directors on November 23, 1993. Mr. Katz has been a member since September 1993 of the Board of Directors of Nastech Pharmaceutical Company, Inc., a company engaged in the development of pharmaceuticals. Since 1981, he has served as an adjunct professor of business management at Florida Atlantic University. In 1991, Mr. Katz was appointed Chief Executive Officer of Odessa Engineering Corp., a company engaged in the manufacturing of pollution monitoring equipment. He held this position until that company was sold in September 1992. Mr. Katz also serves on the Board of Directors of Amtech Systems Inc. which is engaged in the manufacture of capital equipment in the chip manufacturing business; and serves as Chairman of the Board of Ozo Diversified Automation, Inc., a manufacturer of driller and depaneling machines for circuit board manufacturers. Mr. Katz holds a B.S. in Business Administration degree from New York University and has done graduate work at C.U.N.Y.-Baruch School.

      Harry G. Chernoff, Age 53

            Dr. Chernoff was appointed to our Board of Directors on November 23, 1993. For more than the past five years, Dr. Chernoff has been a principal of HMS Properties, Inc., a real estate investment, development and management firm. Dr. Chernoff has an active financial and operational consulting practice with major financial institutions, and food and hospitality firms as his clients. Dr. Chernoff received a Ph.D. in Operations Management from the New York University Leonard N. Stern School of Business in 1985, and has been a member of the faculty of New York University for 20 years. He also received a B.S. degree from New York University in 1968 and an M.S. degree from that institution in 1975.

      The Board Of Directors; Committees And Attendance

      The Board of Directors held four meetings during the fiscal year ended June 30, 1999. All of the directors attended each of such meetings. The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, among other things, makes recommendations to the Board, for approval by the shareholders, regarding the appointment of independent accountants to audit the financial accounts, books and records of the Company, meets jointly and/or separately with the chief financial officer of the Company and such accountants before commencement and after conclusion of the audit to discuss the evaluation by the accountants of the adequacy and effectiveness of the accounting procedures and internal controls of the Company and its subsidiaries, to approve the overall scope of the audit to be made and the fees to be charged, to review the audited financial statements of the Company, to discuss the results of the audit, and to discuss any significant recommendations by the accountants of improvement of accounting systems and controls of the Company. The Compensation Committee develops executive compensation policies and practices designed to enhance the Company's business plans and strategies, and is responsible for the administration of the Company's Omnibus Stock Incentive Plan. The Compensation Committee has full authority in its discretion to determine the individuals to whom awards shall be made under such plan, the time or times when they shall receive them and the terms and conditions thereof, all as more fully set forth and described in such plans. Messrs. Katz and Chernoff serve on both of such Committees. Mr. Conza is also a member of the Compensation Committee. The Audit Committee met on two occasions during fiscal year 1999, and the Compensation Committee acted once by unanimous written consent in lieu of a meeting during such year.

                             EXECUTIVE COMPENSATION

            The following table sets forth compensation awarded to, earned by or paid to our Chief Executive Officer and our four highest-paid executive officers who served as such at June 30, 1999 and whose annual compensation and bonus was $100,000 or more (collectively, the "Named Executive Officers"). Information with respect to salary, bonus, other annual compensation, restricted stock and options is included for the fiscal years ended June 30, 1999, 1998 and 1997. We have not paid any compensation that would qualify as "Restricted Stock Awards," payouts pursuant to long-term incentive plans ("LTIP Payouts"), or "All Other Compensation" in any of the three years in the period ended June 30, 1999.

                                                                                Long Term
                                                                                 Compen-
                                               Annual Compensation               sation
                                      --------------------------------------     ------
                            Fiscal                                  Other      Securities        All
                             Year                                  Annual      Underlying       Other
         Name and            Ended                                 Compen-      Options/       Compen-
    Principal Position      June 30   Salary($)     Bonus ($)      sation        SARs(#)        sation
    ------------------      -------   ---------     ---------      ------        -------        ------
Anthony P. Conza,
   Chairman & CEO            1999        $235,330      $ 30,736   $   919(1)        25,000     $2,715(3)
                             1998         217,375        41,006     1,172(1)          --          --
                             1997         214,326       117,450     3,093(1)        40,000        --
David L. Siegel,
   Vice Chairman & COO       1999         174,297        15,498       919(1)        25,000     1,914(3)
                             1998         156,748        21,558     1,172(1)          --          --
                             1997         149,418        58,725     3,093(1)        40,000        --
Charles G. Leaness,
   Exec. V.P.                1999         141,250         8,391     3,399(1)        25,000     1,922(3)
                             1998         124,028        14,521     4,397(1)          --          --
                             1997         114,654        39,233    10,982(1)        20,000        --
Patrick J. Pompeo,
   Exec. V.P.                1999         138,971         9,891       919(1)        25,000     2,000(3)
                             1998         115,615        14,521     1,172(1)          --          --
                             1997         102,181        39,233     3,093(1)        20,000        --
Joseph W. Morgan,
   Sr. V.P., President -     1999         136,437         6,856       919(1,2)      35,000     1,828(3)
   Blimpie Subs & Salads     1998         114,654        10,451     3,938(1,2)        --          --
   And Pasta Central         1997          92,413        14,166    10,827(1,2)      25,000        --

(1) Represents commissions paid with respect to master license sales consummated.

(2) Reflects the fair market value on the date of grant of shares of our Common Stock granted to Mr. Morgan of $2,766 in 1998 and $7,734 in 1997.

(3) Represents matching contributions which we made to our 401(k) Plan on behalf of each of the Named Executive Officers.

Options/SAR Grants In Last Fiscal Year

Individual Grants

                       Number of                                                  Potential Realizable Value
                      Securities      % of Total                                  at Assumed Annual Rates of
                      Underlying       Options                                     Stock Price Appreciation
                        Options       Granted to     Exercise or                       for Option Term
                        Granted      Employees in    Base Price     Expiration         ---------------
          Name             (#)       Fiscal Year       ($/Sh)          Date         5 ($)            10($)
          ----             ---       -----------       ------          ----         -----            -----
Anthony P. Conza        25,000          4.9%           $3.03         6/30/08     $  96,657         $122,033
David L. Siegel         25,000          4.9%            3.03         6/30/08        96,657          122,033
Charles G. Leaness      25,000          4.9%            3.03         6/30/08        96,657          122,033
Patrick J. Pompeo       25,000          4.9%            3.03         6/30/08        96,657          122,033
Joseph W. Morgan        35,000          6.9%            3.03         6/30/08       135,320          170,847

Fiscal Year End Option Values

            The following table sets forth the number of unexercised options held by our Named Executive Officers during the fiscal year ended June 30, 1999. No options were exercised during such period.

                                                                                                Value of
                                                                            Number of          Unexercised
                                                                           Unexercised        In-the-Money
                                                                          Options/SARs        Options/SARs
                                                                          at FY-End(#)        at FY-End($)
                                  Shares Acquired          Value          Exercisable/        Exercisable/
        Name                       on Exercise(#)       Realized($)       Unexercisable       Unexercisable
        ----                       --------------       -----------       -------------       -------------
Anthony P. Conza                         --                 --           34,000/31,000        $   -- / --
David L. Siegel                          --                 --           34,000/31,000            -- / --
Charles G. Leaness                       --                 --           22,000/23,000            -- / --
Patrick J. Pompeo                        --                 --           22,000/23,000            -- / --
Joseph W. Morgan                         --                 --           54,000/131,000        1,563 /6,250

Compensation Committee Report On Executive Compensation

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         OF BLIMPIE INTERNATIONAL, INC.

            The primary purpose of this Committee is to develop executive compensation policies and practices which coincide with and enhance the business plans and strategies which the Company undertakes in connection with the pursuit of its business objectives.

            During the past several years, this Committee has almost exclusively followed a policy of rewarding its senior executives with compensation packages consisting of salaries which are determined upon the basis of the following four factors (1) appreciation or depreciation in the Company's Common Stock during the prior year, (2) increase or decrease in earnings during the prior year, (3) changes in the size and industry position of the Company through expansions or contractions in the overall size of the franchise chain, and (4) the growth of the Company's international franchise operations. In determining the salary to be paid to the Company's Chief Executive Officer and its other senior executives, this Committee also considers, in addition to the foregoing factors, the comparative salaries paid to other Chief Executives and senior executives in the quick service restaurant industry, based upon the Executive Compensation Rankings published annually by Restaurant Business Magazine. Recently, we added a fifth factor, i.e, the impact of the Company's new franchise initiatives - Maui Tacos, Pasta Central and Smoothie Island - upon the Company's current and future earnings prospects.

            The payment of bonuses to the Company's senior executives is not a matter which falls within the jurisdiction of this Committee. Instead, during the fiscal year ended June 30, 1991, the Board of Directors adopted a Company-wide standard policy regarding such payments. Such policy is based upon the Company's annual net income, as determined for financial reporting purposes. A bonus pool is funded with 10% of the Company's annual net income. A percentage of the bonus pool is assigned to each level of employment in the Company. As in prior fiscal years, during the fiscal year ended June 30, 1999, the funds assigned to each of the levels encompassing the Chief Executive Officer, Chief Operating Officer, Executive Vice Presidents and Senior Vice Presidents were divided by the number of employees on each level, and payments were made on a quarterly basis with each payment being made two months after the end of the quarter. The percentages assigned to each of the above-mentioned levels are, as follows:

            Chief Executive Officer........................................ 18%
            Chief Operating Officer........................................  9%
            Executive Vice Presidents...................................... 12%
            Senior Vice Presidents......................................... 12%

            Commencing with the fiscal year ending June 30, 2000, the percentages of the bonus pool which shall be assigned to the Chief Executive Officer, the Chief Executive Officer, the Executive Vice Presidents and the Senior Vice Presidents will be cut back from the foregoing levels, so that a greater proportion of any bonus pool will be available for non-executive employees.

            In applying the above-described factors to the determination of the compensation to be paid to Anthony P. Conza, the Company's Chief Executive Officer, during fiscal 1999 your Committee included in its deliberation of the above-described factors, such matters as the Company's efforts to achieve increases in quarterly and annual revenues, income and earnings, and the strides taken by the Company to expand the scope of its operations both internationally and in terms of the development of its new product and franchise offerings. As a result of our consideration of all of such factors, this Committee awarded Mr. Conza a modest 8.3% salary increase to $235,330 for the year ended June 30, 1999, and incentive-based compensation in the form of options to purchase 25,000 shares of the Company's common stock which were issued under the Omnibus Stock Incentive Plan. By comparison, during the prior fiscal year, Mr. Conza received a 1.4% salary increase to $217,530, and no stock options. Our decision to provide only a modest increase in the cash compensation to be paid to Mr. Conza during fiscal 1999, and relatively small grant of Plan options was based upon our views that the efforts previously commenced by Mr. Conza and the other members of the Company's senior management to establish and sustain momentum in the Company's efforts to expand internationally, and to develop new product and franchise offerings, showed promise as sources of additional revenues. As a consequence of these views, the compensation packages of each of the senior executives consisted of modest salary increases (ranging between 10.3% for Mr. Siegel, who was one of the highest compensated named executive and 20% for Mr. Pompeo, the named executive who received the smallest amount of compensation), and included the same form of incentive-based compensation (except that the option grant made to Mr. Morgan amounted to 35,000 shares in order to keep his level of compensation more in line with the compensation packages received by executives performing services at other quick service restaurant franchise companies similar to those performed for the Company by Mr. Morgan).

     In summary, it is this Committee's belief that the compensation policies that we have described in this report have served the best interests of the shareholders and the Company. Such policies have been designed to provide appropriate levels of compensation to the Company's senior executives based upon the particular combination of factors which apply to this Company. As and when those factors change, this Committee will make every effort to make adjustments to its policies in a manner which will provide fair and reasonable levels of compensation and appropriate incentives to its executives, while continuing to be in the best interests of the shareholders and the Company.

Respectfully submitted,

The Compensation Committee


        /S/ ALVIN KATZ                            /S/ HARRY G. CHERNOFF
---------------------------------        ---------------------------------------

Comparison Of Total Shareholder Returns

      The performance graph which follows compares the cumulative total shareholder returns on the Company's Common Stock for the five-year period ended June 30, 1999 with the S&P 500 Index and the S&P 500 Restaurants Index during the same period. The graph assumes that the value of the Company's Common Stock and the value of each Index was $100 on June 30, 1994, and that all dividends have been reinvested. The shareholder returns shown below may not be indicative of future performance.

        [Insert line graph here which depicts the following information]

Company / Index              Jun-94   Jun-95    Jun-96  Jun-97   Jun-98   Jun-99
--------------------------------------------------------------------------------
BLIMPIE INTL INC             100.00    130.39   257.80   97.82    55.36    51.22
S&P 500 INDEX                100.00    126.07   158.85  213.97   278.51   341.88
S&P RESTAURANTS INDEX 500    100.00    131.52   154.75  161.84   219.25   274.86

-------------------------
Source: S&P Compustat Total Return Service

Omnibus Stock Incentive Plan

      The Company has adopted the Omnibus Stock Incentive Plan (the 'Plan') to permit the grant of awards to employees of the Company (including officers and directors who are employees of the Company or a subsidiary of the Company) of restricted shares of the Company's Common Stock, performance shares of the Company's Common Stock, stock appreciation rights relative to the Company's Common Stock and both incentive stock options and non-qualified options to purchase shares of the Company's Common Stock. A maximum of 950,000 shares maybe issued under the Plan. Through June 30, 1999, the Company granted to certain employees, pursuant to its incentive plan: (a) options to acquire a total of 753,000 shares of Common Stock, net of amounts canceled or exercised; and (b) stock grants of 94,700 shares of Common Stock. The options are exercisable at the fair market value on the date of grant, with prices ranging from $2.13 to $14.75 per share. The options and stock grants generally provide for vesting at the rate of 20% per annum and expire five to ten years after the date of the grant. As of June 30, 1999, 7,850 options had been exercised, 249,300 options had been vested and not exercised, and 88,300 shares of stock had been issued under the stock grant program. The aggregate value of the shares issuable pursuant to vested options under the Plan was $405,113 based on the closing price of the Common Stock on January 21, 2000 of $1.625 per share. The Plan was adopted in order that the participants in the Plan will have financial incentives to contribute to the Company's growth and profitability, and to enhance the ability of the Company to attract and retain in its employ individuals of outstanding ability.

Warrants and Options Issued To Non-Employee Directors

      On November 24, 1993, the Company issued to each of Harry Chernoff and Alvin Katz, two non-employee directors of the Company, warrants to purchase up to 7,500 shares of the Company's Common

Stock at the purchase price of $6.00 per share at any time prior to November 24, 1998. On September 1, 1995, the Company issued to each of Messrs. Chernoff and Katz warrants to purchase up to 4,000 shares of the Company's Common Stock at the purchase price of $8.875 per share at any time prior to September 1, 2000. On September 11, 1998, the Company canceled all of the warrants issued to the non-employee directors and replaced them with incentive stock options to purchase up to 17,000 shares of the Company's Common Stock at the purchase price of $2.56 per share, vesting at 20% per year beginning September 11, 1998, and exercisable through September 2008.

                             DIRECTORS' COMPENSATION

      The Board has adopted a compensation policy to help the Company to attract and maintain the services of qualified outside directors. Such compensation consists of (a) payment of a directors fee of $9,000 per annum; (b) issuance of five year warrants or options to purchase 5,000 shares of the Company's Common Stock at an exercise price equal to the closing price of such stock on the date of his or her appointment or election to the Board; (c) issuance of additional warrants or options, at the discretion of the Board, periodically during the tenure of an outside director; and (d) reimbursement of the reasonable travel and lodging expenses incurred by each outside director in attending Board meetings which are not held within a 75 mile radius of his or her residence or principal place of business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth the holdings of our Common Stock as of January 21, 2000 by (1) each person or entity known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock; (2) each director and executive officer; and (3) all directors and executive officers as a group. All of the holders of our Common Stock are entitled to one vote per share.

                                                Number of Shares        Percent
  Name and Address of Beneficial Owner (1)   Beneficially Owned (2)    Owned (3)
  ----------------------------------------   ----------------------    ---------
Anthony P. Conza ..........................     2,979,308  (4)            31.3%
David L. Siegel ...........................     1,516,615  (5)            15.9%
Charles G. Leaness ........................       455,065  (6)             4.8%
Patrick Pompeo ............................       421,020  (7)             4.4%
Alvin L. Katz (8) .........................         6,800  (9)               *
Harry G. Chernoff (10) ....................         9,068  (11)              *
Joseph W. Morgan ..........................       188,683  (12)            2.0%
All Directors and Executive Officers
As a Group (12 Persons) ...................     5,709,365  (13)           58.6%

* Represents less than 1%.

(1) Except as otherwise noted, the address of each of the persons listed below is 740 Broadway, New York, New York 10003.

(2)   Includes shares actually and beneficially owned.

(3) Based upon 9,498,126 shares outstanding on January 21, 2000 (not including 156,100 treasury shares), increased by the number of shares under options which the holder(s) thereof have the right to acquire within 60 days from January 21, 2000.

(4) Includes 34,000 shares which Mr. Conza may acquire pursuant to options exercisable within 60 days of January 21, 2000. Does not include (a) 37,050 shares owned by Mr. Conza's daughter, (b) 9,300 shares owned by Mr. Morgan (Mr. Conza's son-in-law), (c) 125,000 shares owned jointly by Mr.

      Conza's daughter and Mr. Morgan over which Mr. Morgan has sole voting power, (d) 4,150 shares owned by Mr. Conza's parents, (e) 44,913 shares owned by Joseph Conza, the brother of Mr. Conza, and (f) 44,000 shares held by Mr. Conza's daughter as Trustee for the Anthony P. Conza Charitable Remainder Trust, as to all of which Mr. Conza disclaims beneficial ownership.

(5) Includes 34,000 shares which Mr. Siegel may acquire pursuant to options exercisable within 60 days of January 21, 2000. Does not include 13,046 shares held by Mr. Siegel's daughter, as to which Mr. Siegel disclaims beneficial ownership.

(6) Includes 22,000 shares which Mr. Leaness may acquire pursuant to options exercisable within 60 days of January 21, 2000.

(7) Includes 22,000 shares which Mr. Pompeo may acquire pursuant to options exercisable within 60 days of January 21, 2000. Does not include 6,300 shares held by Mr. Pompeo's sister and brother-in-law, as to which Mr. Pompeo disclaims beneficial ownership.

(8)   The address of Mr. Katz is 301 N. Birch Road, Ft. Lauderdale, Florida
      33304.

(9) Includes 3,400 shares which Mr. Katz may acquire pursuant to options exercisable within 60 days of January 21, 2000.

(10) The address of Dr. Chernoff is 286 Spring Street, Suite 401, New York, New York 10013.

(11) Includes 3,400 shares which Dr. Chernoff may acquire pursuant to options exercisable within 60 days of January 21, 2000.

(12) Includes 54,000 shares which Mr. Morgan may acquire pursuant to options exercisable within 60 days of January 21, 2000. Does not include (a) 37,050 shares held by Mr. Morgan's wife (Mr. A. Conza's daughter), (b) 13,100 shares held by Mr. Morgan's children, (c) 700 shares held by Mr. Morgan's wife as custodian for his son under the Transfers to Minors Act,
      (d) 44,000 shares held by Mr. Morgan's wife as Trustee for the Anthony P. Conza Charitable Remainder Trust, and (e) 16,500 shares held by a corporation of which Mr. Morgan's wife is the sole shareholder, as to all of which Mr. Morgan disclaims beneficial ownership.

(13) Includes 252,100 shares which all of such persons may acquire pursuant to options exercisable within 60 days of January 21, 2000. Does not include the shares excluded from the percentage ownership calculations made with respect to Messrs. Conza, Siegel, Pompeo and Morgan pursuant to notes 4, 5, 7 and 12 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            During the fiscal years ended June 30, 1999, 1998 and 1997, we paid $1,155,000, $1,149,000, and $984,000, respectively, to Georgia Enterprises, Inc. ("Georgia Enterprises"), a corporation partially owned by Patrick Pompeo, one of our Executive Vice Presidents and directors, and Joseph Conza, one of our Senior Vice Presidents and President of B I Concept Systems, Inc., in payment of the fees that Georgia Enterprises earned as the Subfranchisor for the Georgia market. During the same three fiscal years, we paid $305,000, $281,000, and $289,000, respectively, to Llewellyn Distributors, Inc. ('Llewellyn"), a corporation partially owned by Charles G. Leaness, one of our directors and Executive Vice Presidents, who also serves as CEO of Maui Tacos International, Inc., in payment of Llewellyn's share of the fees that it earned as the Subfranchisor for the northern New Jersey market. We also paid $53,000, $146,000, and $150,000, respectively, to International Southwest Blimpie, Inc. ('Southwest'), a corporation principally owned and controlled by Joseph Conza until its sale to an unrelated third party in November 1998, in payment of said corporation's share of the fees that it earned as the Subfranchisor for the Houston, Texas market.

            Each of the aforementioned transactions was effected pursuant to written agreements between us and the parties thereto. Such agreements are substantially identical to the standard form of subfranchise agreement that we enter into with unaffiliated subfranchisors. In the opinion of our management, each such agreement is on terms as favorable to us as would be available from an unrelated third party.

            During the fiscal years ended June 30, 1998, and 1997, we received $4,000 and $168,000, respectively, in reimbursements of expenses from Georgia Enterprises. Such reimbursements relate to operational and administrative support functions which we provided to Georgia Enterprises. In fiscal 1998, we ceased providing these functions, and the related contract was terminated.

            During the years ended June 30, 1999, 1998 and 1997, we paid $11,000, $11,000 and $7,000, respectively, to Joseph Conza as compensation for the use of his apartment in New York City by employees of our Atlanta and Houston offices during business trips. In our estimation, this practice reduced our lodging expense inasmuch as the per diem amounts paid to Mr. Conza were below the market rates for hotel accommodations which we would have been required to pay in order to house such employees during such trips to New York.

            During the fiscal years ended June 30, 1999, 1998 and 1997, we received $110,000, $119,000 and $101,000, respectively, in reimbursements of expenses from Llewellyn. Such amounts were paid pursuant to a written agreement which provides that we shall be reimbursed by Llewellyn for costs incurred by us in providing operational support services to Llewellyn. The agreement also provides that in the event the costs of such support services shall rise, then the fees paid pursuant to the agreement shall rise accordingly. In the opinion of our management, the agreement is on terms as favorable to us as would be available from an unrelated third party.

            During the fiscal years ended June 30, 1998 and 1997, we received $8,000 and $49,000, respectively, in reimbursements of expenses from Southwest. Such reimbursements relate to operational and administrative support functions which we provided to Southwest. In fiscal 1998, we ceased providing these functions, and the related contract was terminated.

            In April 1994, Mr. Leaness borrowed the sum of $20,000 from us, and collateralized the payment thereof with the same 120,000 shares of Common Stock which he pledged in connection with a $60,000 option exercise and loan transaction consummated in December 1991. This $20,000 loan is payable upon demand and bears interest at the rate of 5% per annum.

            In March 1995, Joseph Conza borrowed the principal amount of $55,500 from us. That indebtedness is payable in constant bi-monthly payments of principal and interest computed at the rate of 8% per annum on the basis of a 20 year amortization schedule, and the unpaid balance of principal and accrued but unpaid interest shall become due and payable on April 16, 2000, provided, however, that, Mr. Conza may extend the term of the loan through April 15, 2015 as long as no default exists with regard to the loan when it originally matures. Mr. Conza pledged 10,000 unregistered shares of our Common Stock as collateral security for the payment of all sums due under the loan. As of the end of the fiscal year, Mr. Conza was current with respect to his payment obligations and the outstanding principal balance had been reduced to $49,806.

            In 1997, we acquired the rights possessed by Anthony P. Conza and David L. Siegel regarding the licensing of the Blimpie trademarks and the Blimpie Marketing System for all non-U.S. territories, pursuant to a 99 year license Agreement. That agreement provided for payment of certain income-based fees to Messrs. Conza and Siegel, and further provided for cancellation by them if we failed to pay them a minimum annual fee aggregating $350,000 during the first five years of the term, and a minimum aggregate fee of $150,000 per year (subject to an annual cost of living adjustment) during the balance of such term. The payments made to Messrs. Conza and Siegel under this agreement were $137,029 during the fiscal year ended June 30, 1997. In February 1997, we acquired, pursuant to a written agreement which we executed with Messrs. Conza and Siegel, ownership of the undivided 60% interest in the international rights to the Blimpie trademarks and Blimpie Marketing System owned by them. In accordance with that agreement, we paid $3 million to Mr. Conza and $1.5 million to Mr. Siegel. The agreement also provided that Messrs. Conza and Siegel could receive annual payments totaling $150,000 per year for 50 years, or could elect, at any time prior to January 1, 2001, to receive a lump sum distribution of $3 million on January 1, 2001, with $2 million payable to Mr. Conza and $1 million payable to Mr. Siegel. In February 1999, both of Messrs. Conza and Siegel elected to receive the lump-sum payment. They also agreed to terminate the 99-year license of the domestic rights to the Blimpie trademarks that they had granted to us in 1976, and contributed those rights to us. In consideration for the contribution of these trademark rights and in satisfaction of the lump-sum payment due in 2001, we amended the 1997 international trademark agreement, and paid the full $3 million payment in February 1999.

Compliance With Section 16(a) Of The Securities Exchange Act Of 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1999, the Company's officers, Directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                    PROPOSAL NUMBER 2: SELECTION OF AUDITORS

      At the Annual Meeting, the Company's shareholders will be asked to ratify the Board of Directors' selection of the firm of Ernst & Young LLP, as the Company's independent accountants for the fiscal year ending June 30, 2000. Said firm has been selected to serve as the Company's independent accountants for the second time in 2000. It is not expected that a representative of Ernst & Young LLP will be present at the meeting.

Vote Required For Approval

      The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting is required for approval of this proposal.

The Board Of Directors recommends a vote FOR such proposal.

                                  OTHER MATTERS

Discretionary Authority To Vote Proxy

      Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and the discretionary authority to do so is included in the proxy.

Annual Report and First Quarterly Report

      The Annual Report of the Company for the fiscal year ended June 30, 1999, and the Report on Form 10-Q for the Quarter ended September 30, 1999, including financial statements, accompany this proxy statement. However no action is proposed to be taken at the Annual Meeting with respect to the Annual or Quarterly Report, and they are not to be considered as constituting any part of the proxy soliciting materials.

Submission Of Shareholder Proposals

      Any shareholder who intends to present a proposal at the Annual Meeting of shareholders to be held in 2000 for inclusion in the Proxy Statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices no later than July 7, 2000. The Company will not be required to include in its proxy statement or form of proxy a shareholder's proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1999 BY SENDING A REQUEST TO: INVESTOR RELATIONS DEPARTMENT, BLIMPIE INTERNATIONAL, INC., 1775 THE EXCHANGE, SUITE 600, ATLANTA, GA 30339

New York, New York
Dated: February 8, 2000

                           BLIMPIE INTERNATIONAL, INC.
     This Proxy is Solicited on Behalf of the Board of Directors of Blimpie
                              International, Inc.

The undersigned holder of the $.01 par value Common Stock (the "Common Shares") of Blimpie International, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company's Annual Meeting of Shareholders (the "Annual Meeting"), and does appoint Anthony P. Conza, David L. Siegel, Charles
G. Leaness and Patrick J. Pompeo, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of Hall Dickler Kent Friedman & Wood, LLP, 909 Third Avenue, 27th Floor, on Monday, March 20, 2000, at 9:30 A.M., or at any adjournment or adjournments thereof, and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

1. To elect as Directors to serve until the Annual Meeting to be held in 2000 for the fiscal year ending June 30, 2000, the Nominees listed below:

FOR________
WITHHOLD________
FOR ALL EXCEPT________

Anthony P. Conza (Chairman), David L. Siegel (Vice-Chairman), Charles G. Leaness, Patrick J. Pompeo, Harry G. Chernoff and Alvin Katz.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.__________

2. To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2000.

FOR __________ AGAINST __________ ABSTAIN __________

3.    To transact such other business as may properly come before the meeting.

This Proxy confers authority to vote "FOR" each of propositions 1 and 2 listed above unless otherwise indicated. If any other business is transacted at said meeting, this proxy shall be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote of "FOR" for each of the listed propositions. This proxy is solicited on behalf of the Board of Directors of Blimpie International, Inc. and may be revoked prior to its exercise.

NOTE: Signature(s) should follow exactly the name(s) on the stock certificate. Executor, administrator, trustee or guardian should sign as such. If more than one trustee, all should sign. ALL JOINT OWNERS MUST SIGN.

Please be sure to sign and date
this Proxy in the box below         Date

Shareholder sign above -- Co-holder (if any) sign above